Exhibit 99.1

BURGUNDY TECHNOLOGY ACQUISITION CORPORATION.

BALANCE SHEET

	August 31, 2020	Pro Forma Adjustments			As Adjusted
		(Unaudited)			(Unaudited)
Assets
Current assets:
Cash	$2,002,000	$45,000,000	(a	)	$2,002,000
		1,125,000	(b	)
		(900,000)	(c	)
		(45,225,000)	(f	)
Prepaid expenses	180,000	—			180,000

Total current assets	2,182,000	—			2,182,000
Cash held in Trust Account	301,500,000	45,225,000	(f	)	346,725,000

Total assets	$303,682,000	$45,225,000			$348,907,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,613	—			$22,613
Accrued expenses	634,270	—			634,270
Note payable - related party	188,213	—			188,213

Total current liabilities	845,096	—			845,096
Deferred underwriting commissions	10,500,000	1,575,000	(d	)	12,075,000

Total liabilities	11,345,096	1,575,000			12,920,096
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 28,590,736 and 32,934,020 shares subject to possible redemption at $10.05 per share, actual and as adjusted, respectively	287,336,897	43,650,004	(e	)	330,986,901
Shareholders’ Equity:
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—			—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 2,359,264 and 2,628,480 shares issued and outstanding (excluding 32,934,020 shares subject to possible redemption), actual and as adjusted, respectively	236	450	(a	)	263
		11	(b	)
		(434)	(e	)
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding, actual and as adjusted (1)	863	—			863
Additional paid-in capital	5,083,446	44,999,550	(a	)	5,083,415
		1,124,989	(b	)
		(900,000)	(c	)
		(1,575,000)	(d	)
		(43,649,570)	(e	)
Accumulated deficit	(84,538)	—			(84,538)

Total shareholders’ equity	5,000,007	(4)			5,000,002

Total Liabilities and Shareholders’ Equity	$303,682,000	$45,225,000			$348,907,000

The accompanying notes are an integral part of these financial statements.

NOTE 1- CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of Burgundy Technology Acquisition Corporation. (the “Company”) as of August 31, 2020, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on September 18, 2020 as described below.

The Company consummated its initial public offering (the “IPO”) of 30,000,000 units (the “Units”). Each Unit consists of one ordinary share, par value $0.0001 per share (“Ordinary Shares”), and one-half of one warrant (“Warrant”), each whole Warrant exercisable to purchase one Ordinary Share at an exercise price of $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $300.0 million. The Company granted the underwriters in the IPO (the “Underwriters”) a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments, if any. The Underwriters exercised the over-allotment option in full and on September 18, 2020 purchased an additional 4,500,000 Units (the “Over-Allotment Units”), generating gross proceeds of $45.0 million, and incurred additional offering costs of approximately $2.5 million in underwriting fees (inclusive of approximately $1.6 million in deferred underwriting fees).

Simultaneously with the closing of the IPO, the Company completed a private placement (the “Private Placement”) of an aggregate of 950,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to Burgundy Technology Sponsor Limited (the “Sponsor”), generating total gross proceeds of $9.5 million, pursuant to the Private Placement Units Purchase Agreement, dated August 26, 2020 (the “Private Placement Purchase Agreement”), by and between the Company and the Sponsor. The Private Placement Purchase Agreement provided for a second closing (the “Second Closing”) of the Private Placement simultaneously with the closing of the Over-Allotment Units. Accordingly, on September 18, 2020, the Second Closing of the Private Placement was consummated, resulting in the purchase of an aggregate of an additional 112,500 Private Placement Units by the Sponsor, generating gross proceeds to the Company of approximately $1.1 million.

In addition, the Sponsor agreed to forfeit up to 1,125,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”) to the extent that the over-allotment option is not exercised in full by the underwriters. The underwriters exercised their over-allotment option on September 18, 2020. As a result, these shares were no longer subject to forfeiture.

Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option and the sale of the private placement warrants described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Cash	$45,000,000
	Class A ordinary shares		$450
	Additional paid-in capital		$44,999,550
	To record sale of 4,500,000 Overallotment Units at $10.00 per Unit
(b)	Cash	$1,125,000
	Class A ordinary shares		$11
	Additional paid-in capital		$1,124,989
	To record sale of 112,500 Private Placement Units at $10.00 per units
(c)	Additional paid-in capital	$900,000
	Cash		$900,000
	To record payment of 2% of cash underwriting fee on overallotment option
(d)	Additional paid-in capital	$1,575,000
	Deferred underwriting commissions		$1,575,000
	To record additional deferred underwriting fee on overallotment option
(e)	Class A ordinary shares	$434
	Additional paid-in capital	$43,649,570
	Class A ordinary shares subject to possible redemption		$43,650,004
	To reclassify Class A ordinary shares out of permanent equity into mezzanine redeemable stock
(f)	Cash	$45,225,000
	Trust account		$45,225,000
	To transfer $10.05 per Overallotment Units to Trust Account